Exhibit 4.51

Credit Line Agreement

No.: B.Y. (2021) [Integrated Business Division III] S.X.Z. No. 0804001

Applicant	Shenzhen United Time Technology Co., Ltd.	Credit Grantor	Shenzhen Nanshan Baosheng County Bank Co., Ltd.
Type of ID Card	Unified Social Credit Code	Type of ID Card	Unified Social Credit Code
ID No.	914403006766520412	ID No.	914403005700333066
Legal Representative /Authorized Representative	Bao Minfei	Responsible Person /Authorized Representative	Xu Zhengchang
Tel.	13805729242	Tel.	0755-21679999
Correspondence Address	702, Block A, Building 5, Software Industry Base, Xuefu Road, Nanshan District, Shenzhen City	Correspondence Address	1/F Lobby Shop, 16/F and 17/F, Zhongjian Building, No. 6, Gaoxin South 12th Road, Yuehai Street, Nanshan District, Shenzhen City

This Agreement is hereby made and entered into by and between the Parties, upon consensus through negotiations on the principle of free will, equality, mutual benefit and good faith to develop a friendly and reciprocal cooperative relationship.

Article 1 Credit Line, Period and Type

1.1 Currency of credit: (RMB), credit line: (in words) (RMB three million only), (in figures) (￥3,000,000.00) only. Of which, the businesses with different currencies are converted according to the exchange rate listed by the credit grantor on the date of occurrence.

1.2 Credit period: (July 28, 2021) to (July 28, 2022);

1.3 Within the credit line and credit period agreed in 1.1 and 1.2, the credit grantor may decide to provide one or more of the following types of credit business to the applicant according to specific business needs: correspondent bank acceptance business; bank acceptance business; liquid capital loan; commercial acceptance bill discount business; others: /.

1.4 Under the specific credit business types, the credit line refers to: (1) The business line of the correspondent bank acceptance means the exposure line, that is, the difference between the face amount of the correspondent bank acceptance issued and the amount of the deposit or the pledged deposit certificate; (2) The business line of the bank acceptance means the exposure line, that is, the difference between the face amount of the bank acceptance issued and the amount of the deposit or the pledged deposit certificate; (3) The line of liquid capital loans means the amount of loans granted; (4) The line of discount business of commercial acceptance bill means the exposure line, that is, the difference between the amount discounted by the commercial acceptance bill and the amount of the deposit or the pledged deposit certificate; (5) The line of financing guarantee means to provide guarantee for other financing of the applicant; (6) Others: /.

1.5 Within the credit line and credit period, the type, amount, interest rate, term and fees charged for the specific credit business provided by the credit grantor to the applicant shall be subject to the specific business contract signed by the parties.

1.6 The Agreement does not constitute the obligations of credit grantor to provide the above-mentioned amount to the applicant. In any case, the credit grantor has the right to adjust the credit period, amount and type under the Agreement, and the applicant will only perform its obligations according to the specific business contract when the parties sign a specific business contract under the Agreement.

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Article 2 Use of Credit Line

2.1 Credit line refers to the maximum amount of credit that the credit grantor may grant to the applicant during the credit period. Signing of the Credit Line Agreement does not mean that the credit grantor must actually grant the credit according to the credit line. When the applicant needs to use the credit line, the parties shall sign corresponding specific business contracts separately.

2.2 During the credit period, the applicant can recycle the credit line within the credit line, and the applicant can apply for the use of the paid-off financing line again, and the unused line will be automatically cancelled after the expiration of the credit line.

2.3 Where the applicant needs to adjust the use of the credit line, it shall submit a written application to the credit grantor, who shall decide whether to adjust and handle the business in detail according to its internal regulations.

2.4 The credit line occupied by the foreign currency business provided by the credit grantor to the applicant within the credit line shall be calculated after being converted into RMB according to the internal conversion rate of the credit grantor on the day of use.

Article 3 Prerequisites for Using the Credit Line

3.1 Application for use shall be submitted within the credit period;

3.2 The Guarantee Contract (if any) under the Agreement has come into effect and continues to be valid, and the registration formalities have been gone through according to law;

3.3 The specific business contract or agreement has come into effect, and the basic information required for handling credit business has been available;

3.4 Prior to using the credit line, where the national macro-control policy has issued regulations prohibiting credit support, it may refuse to provide the line;

3.5 Application for use shall meet the requirements of the relevant rules and regulations of the credit grantor;

3.6 The credit grantor believes that the operating and financial conditions of the applicant have not changed adversely;

3.7 The applicant has not violated the Agreement.

Article 4 Statement and Guarantee of Applicant

4.1 The applicant is an independent civil subject established and existing legally, having all necessary rights and abilities, and can perform the obligations of the Agreement and bear civil liabilities in its own name;

4.2 Signing and performance of the Agreement is the true expression of the applicant’s intention, and has been subject to all necessary consents, approvals and authorizations, without any legal defects.

4.3 All documents, statements, materials and information provided by the applicant to the credit grantor during the signing and performance of the Agreement are true, accurate, complete and valid, and no information that may affect its financial position and repayment ability has been concealed from the credit grantor.

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Article 5 Rights and Obligations of Applicant

5.1 The applicant shall use the credit line as agreed in the Agreement, and use the obtained credit line for the purposes agreed in the Agreement and the corresponding specific business contracts, and shall not misappropriate it;

5.2 The applicant shall perform the debts in full and on time as agreed in the Agreement and the corresponding specific business contracts, including but not limited to implementing the installment repayment plan, installment replenishment plan or timely interest payment, replenishment of exposure and acceptance of commercial bills reached by the parties in any period;

5.3 The applicant shall bear the expenses under the Agreement and the corresponding specific business contracts, including but not limited to notarial fees, appraisal fees, evaluation fees and registration fees;

5.4 The applicant shall follow the relevant business systems and operating practices of the credit grantor, including but not limited to cooperating with the credit grantor to supervise and inspect the use of credit and the operation of the applicant, providing all financial statements, other materials and information required by the credit grantor in a timely manner, and ensuring that the documents, materials and information provided are true, complete and accurate;

5.5 In case of any of the following circumstances, the applicant shall give a written notice to the credit grantor at least 30 days in advance, and shall not take any actions until the principal and interest of all debts under the Agreement are paid off or the settlement plan and guarantee approved by the credit grantor are provided:

5.5.1 Sell, donate, lease, lend, transfer, mortgage, pledge or otherwise dispose of all or most of the important assets and assets that the credit grantor considers to affect the solvency of the applicant;

5.5.2 Major changes have taken place or may take place to the management system or property right organization form, including but not limited to the implementation of contracting, leasing, joint venture, corporate system transformation, joint-stock cooperative system transformation, enterprise sale, acquisition (merger), joint venture (cooperation), division, establishment of subsidiaries, equity transfer, property right transfer and capital reduction.

5.5.3 The applicant applies for loans from other banks and non-bank financial institutions or provides mortgage, pledge and guarantee for the third-party debts (hereinafter referred to as “guarantee”).

5.6 In case of circumstances that may affect the solvency of the applicant, the applicant shall take necessary measures to minimize the harm or damage, and the applicant shall immediately notify the credit grantor in writing under any of the following circumstances:

5.6.1 Changes in business scope, registered capital and equity;

5.6.2 Involved in major economic disputes;

5.6.3 Suspension of production, contracted, bankruptcy, out of business, dissolution, closure for rectification, revocation of business license or cancellation;

5.6.4 Involved in litigation, arbitration or enforcement and other compulsory measures, or other circumstances that have a significant adverse impact on its financial position or the ability to perform its obligations under the Agreement;

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5.6.5 Significant related party transactions occur with its controlling shareholders and other affiliated companies, affecting its normal operation;

5.6.6 Where a major crisis occurs in the operation or finance of its controlling shareholders and other affiliated companies, affecting its normal operation;

5.6.7 The legal representative (principal) or key managers are involved in illegal activities.

5.7 In case of any change in the guarantee under the Agreement that is not conducive to the creditor’s rights of the credit grantor, the applicant shall provide other guarantees approved by the credit grantor in a timely manner as required by the credit grantor.

The term ‘change’ as mentioned in the paragraph includes but is not limited to: merger, division, suspension of production, suspension of business, dissolution, suspension of business for rectification, revocation, revocation of business license, application or application for bankruptcy of the guarantor; significant changes in the operation or financial status of the guarantor; the guarantor is involved in major litigation, arbitration, administrative measures, or property preservation or other compulsory measures have been taken for major assets; devaluation, damage, loss and other situations where the value of the collateral decreases or may decrease, or the collateral is sealed up or frozen; compulsory measures such as property preservation are taken, or ownership disputes occur; the guarantor or its legal representative (principal) or key management personnel are involved in violations of laws and regulations or applicable exchange rules; the guarantor breaches the contract under the guarantee contract; there is a dispute between the guarantor and the applicant; the guarantor requests to terminate the guarantee contract; the guarantee contract is not effective or invalid or revoked; the real right for security is not established or invalid; or other events affecting the creditor’s rights security of the credit grantor.

5.8 Where the applicant changes its name, legal representative, ID card number, business address, mailing address and contact phone number or other information recorded in the Agreement and its annexes, it shall notify the credit grantor in writing no later than 2 days after the change.

Article 6 Rights and Obligations of Credit Grantor

6.1 Have the right to adjust or cancel the credit line of the applicant at any time according to the operation, credit status, performance, financial status and guarantee ability of the applicant and the guarantor;

6.2 Have the right to require the applicant to repay the principal and interest of the credit debt under the Agreement and specific business contracts on schedule;

6.3 Have the right to recover the principal and interest and related expenses within the credit line in advance;

6.4 Have the right to require the applicant to provide information related to the use of credit line;

6.5 Have the right to know the production, operation and financial activities of the applicant;

6.6 Have the right to supervise the applicant to use the credit according to the purposes agreed in the Agreement and each specific business contract;

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6.7 Have the right to deduct money directly from any account opened by the applicant in the credit grantor and its branch to repay the debts owed by the applicant under the Agreement and various specific business contracts without further authorization from the applicant;

6.8 During the validity period of the Agreement, where the applicant changes its name, mailing address, contact phone number and legal representative without notifying the credit grantor, any notice or document issued by the credit grantor in accordance with the information recorded in the Agreement (whether it is finally received by the applicant or not) will be deemed to have been delivered and known upon issuance.

6.9 Except as otherwise provided by laws and regulations or required by regulatory agencies, the assets, finance, production and operation of the applicant shall be kept confidential.

Article 7 Description of Credit Business Types

7.1 Bank acceptance business means that the applicant applies to open a bank acceptance at the Baosheng County Bank of the credit grantor and deposits a certain proportion of security deposit or provides a certain amount of deposit pledge guarantee to the credit grantor as agreed. For the difference between the face amount and the deposit or pledge of deposit, the credit grantor provides capital exposure services to the applicant.

7.2 The correspondent bank acceptance business means that the Bank of Luoyang accepts the application of the credit grantor, issues the bank acceptance for the applicant and pays it when it expires, and the credit grantor provides guarantee for the applicant to pay the bill. In this business, the Bank of Luoyang undertakes the obligation to pay the bill to the bearer when it expires, the applicant shall bear the responsibility of paying the bill to the credit grantor before the maturity date according to the Acceptance Agreement of Correspondent Bank’s Acceptance Business with the credit grantor. According to the Cooperation Agreement on Acceptance of Bank Acceptance Bills signed with Bank of Luoyang, the credit grantor shall bear the responsibility of paying the bill to the Bank of Luoyang before the expiration date of the bill. If the applicant fails to pay the bill in full, the credit grantor shall make advances to the Bank of Luoyang.

7.3 Discount business of commercial acceptance bill means the following two situations:

7.3.1 As the drawer (acceptor), the applicant issues the commercial acceptance bill, and the credit grantor grants a certain credit line to the commercial acceptance bill. On the premise of complying with the relevant discount system of the credit grantor, any legal bearer (payee) is allowed to discount with the commercial acceptance bill.

7.3.2 As the bearer (payee), the applicant holds the commercial acceptance bill issued by any drawer (acceptor), and the credit grantor grants the applicant a certain credit line. On the premise of complying with the relevant discount system of the credit grantor, the applicant is allowed to discount with the commercial acceptance bill issued by any drawer (acceptor).

7.4 Financing guarantee business, that is, the credit grantor acts as a guarantor to provide guarantee for the financing behavior of the applicant in other financial institutions. When the applicant fails to repay the financing principal and interest on time, the credit grantor shall bear the guarantee responsibility to the creditor, and then the credit grantor shall recover from the applicant and its guarantor.

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Article 8 Effectiveness of the Contract

8.1 Where the applicant is an individual, the Agreement shall come into effect after being signed by the applicant and signed and sealed by the principal or authorized representative of the credit grantor. Where the applicant is a legal person, the Agreement shall come into effect after being signed and sealed by the legal representatives/authorized representatives of the parties.

Article IX Liabilities for Breach of Contract

9.1 Where the applicant makes false statements and warranties in the Agreement and causes losses to the credit grantor, compensations shall be given.

9.2 Upon the Agreement coming into effect, the parties shall fully perform their obligations stipulated in the Agreement. Where either party fails to perform or fails to fully perform any article (paragraph) agreed in the Agreement, the other party may terminate the Agreement in advance and require the credit to be settled in advance.

9.3 Where the applicant breaches the contract, the collection fees, legal fees (or arbitration fees), preservation fees, announcement fees, execution fees, auction fees, sale fees, attorney fees, travel expenses and other expenses paid by the credit grantor to realize the creditor’s rights shall be borne by the applicant.

Article 10 Dispute Settlement

10.1 The conclusion, interpretation and dispute resolution of the Agreement are all governed by the laws of the People’s Republic of China, and the rights and interests of the parties are guaranteed by the laws of the People’s Republic of China.

10.2 Any dispute incurred by the fulfillment of the Agreement by the parties shall be resolved through negotiation first; where the negotiation fails, it shall be settled by the following first method:

(1) Bring a lawsuit to People’s Court of Nanshan District of Shenzhen.

(2) Submit it to Shenzhen Court of International Arbitration (Shenzhen Arbitration Commission) for arbitration, and apply the current effective arbitration rules of the Arbitration Commission. The arbitration award is final, which will have legal effect and have binding force on both parties once it is made; and the arbitration fee and the attorney’s fee of the winning party shall be borne by the losing party.

10.3 Both the applicant and the credit grantor make the following Agreement on all kinds of notices, agreements, and other documents involved in this Contract, and the address at which relevant documents and legal documents are delivered, as well as legal consequences in case of disputes in this Contract:

(1) The credit grantor confirms that its valid delivery address is: 1/F Lobby Shop, 16/F and 17/F, Zhongjian Building, No. 6, Gaoxin South 12th Road, Yuehai Street, Nanshan District, Shenzhen City, Tel.: 0755-21679999, and Postal Code: 518000.

(2) The applicant confirms that its valid delivery address is: 702, Block A, Building 5, Software Industry Base, Xuefu Road, Nanshan District, Shenzhen City, Contact No.: 13805729242, Postal Code: 518000, and E-mail: 13805729242@139.com.

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(3) The applicant and the credit grantor confirm that:

① The above-mentioned delivery addresses and methods of both parties are valid delivery addresses and methods;

② The above-mentioned delivery addresses and methods of both parties are applicable to the performance process (including but not limited to the Lender’s recall of loan, etc.) and first mediation, first instance, second instance, retrial, and execution procedures for any dispute that enters arbitration and judicial proceedings;

③ Where there is any change for either party, it shall be notified to the other party, the arbitration office, and the judicial organ in writing ahead of seven days;

④ Both parties promise that the adverse consequences caused by inaccurate information provided, failure to notify in time after change, rejection, and other reasons will be borne by themselves;

⑤ If the dispute enters the judicial proceedings or execution procedure, both the applicant and the creditor grantor agree that the People’s Court can deliver it electronically through e-mail, China Trial Process Information Open Network, National Unified Delivery Platform, Shenzhen Mobile Mini Court, and other ways, and agree that the People’s Court can deliver the written judgment, the written verdict, and mediation documents electronically; and if the court has delivered litigation materials and legal documents electronically, it will no longer deliver paper documents to the above-mentioned agreed addresses.

(4) If the applicant or the credit grantor fails to perform the notification obligation as set forth above, the delivery address confirmed by both parties shall be deemed to be valid. In case that the party provides or confirms inaccurate delivery address, fails to timely notify any change in the delivery address according to the procedure to the other party and the court, or the designated recipient refuses to sign in, resulting in failure in the actual receiving of legal documents by the other party, the date of the return of the legal documents will be deemed as the date of delivery (if it is delivered by mail); for direct delivery, the date on which the deliverer records the situation on the delivery receipt on the spot will be deemed as the date of delivery; and if the obligation to notify any change in the delivery address is performed, the changed delivery address will be valid. For the delivery address as clearly agreed by the parties in the Contract, the court can deliver it directly by mail. Even if the parties fail to receive the documents delivered by the court in the mailing way, the documents will be deemed as being delivered as agreed in the Contract.

(5) After any dispute enters the civil proceedings, if the parties respond to lawsuits and directly submit the letter of confirmation for the delivery address to the court, and if the confirmed address is inconsistent with that confirmed before the proceedings, the confirmed delivery address submitted to the court shall prevail.

(6) Both the applicant and the credit grantor know and agree that if the credit grantor submits the dispute to the court for settlement by litigation in order to achieve the creditor’s rights in case of overdue acts, and other breach of contract as the part of the applicant, and if the principal and interest of the arrears are less than RMB 50,000 and the appellate court is a reform pilot court for sorting between complex and simple legal cases, the court will apply the small claims procedure according to law and implement the first-instance final judgment; and if the principal and interest of the arrears are more than RMB 50,000 but less than RMB 100,000, and the appellate court is a reform pilot court for sorting between complex and simple legal cases, both the applicant and the credit grantor agree to apply the small claims procedure, and implement the first-instance final judgment.

The credit grantor has performed the explanation obligation to the applicant, and the applicant has fully understood the contents of the above confirmed delivery addresses and methods (by the signature, seal, or stamp of the applicant).

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Article 11 Other Stipulated Items

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Article 12 Supplementary Provisions

12.1 This Agreement is made in triplicate, with the applicant holding one copy and the creditor grantor holding two copies, which shall have the same legal effect.

12.2 The credit grantor has explained the relevant terms and conditions of this Agreement, and the applicant has fully understood the meaning of the terms of this Contract and the corresponding legal consequences.

12.3 Relevant documents and materials confirmed by the parties under this Agreement are an integral part of this Agreement and shall have the same legal effect as this Agreement.

(There is no text below)

Applicant (Seal or Signature):	Credit Grantor (Seal):

This Agreement is concluded on August      , 2021

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